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                                                                      Exhibit 99



  February 1, 2002 (except with respect to the matter discussed in Note 13, as to which the date is February 13, 2002)




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re: Arthur Andersen LLP ("Andersen")

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Polaris Aircraft Income Fund II (the "Partnership") has obtained a letter of representation from Andersen, its independent public accountants, that the audit of the financial statements of the Partnership included in its Annual Report on Form 10-K for the year ended December 31, 2001, to which this letter is filed as an exhibit, was subject to Andersen's quality control system for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.

                                       Very truly yours,

                                       POLARIS AIRCRAFT INCOME
                                       FUND II

                                       By:    Polaris Investment
                                              Management Corporation,
                                              General Partner

                                       By:  /s/ KEITH HELMING
                                            ------------------------------
                                            Name: Keith Helming
                                            Title: Chief Financial Officer